                                                                   EXHIBIT 99(6)
                                 PROMISSORY NOTE

$38,594.00                                           October 4, 2001
                                                     Omaha, Nebraska

     FOR VALUE RECEIVED, the undersigned, DENNIS M. O'BRIEN, hereby promises to pay to the order of McCARTHY GROUP, INC., a Nebraska corporation, the principal sum of Thirty-eight thousand, five hundred ninety-four dollars ($38,594.00) plus per annum interest from the date hereof on the unpaid principal balance at the rate of 5.25%. The entire amount of the principal and accrued interest due hereunder shall be due and payable on or before October 31, 2001.

     The privilege is reserved to prepay, with savings of interest, all or any part of the principal balance upon the payment of all accrued interest.

           The undersigned waives presentment for payment, demand, protest, notice of nonpayment, notice of protest, protest of nonpayment, and consent to any and all renewals, extensions and modifications which might be made by the holder hereof as to the time of payment of this Note, from time to time.





                                       /s/  DENNIS M. O'BRIEN
                                       --------------------------------
                                       Dennis M. O'Brien